Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333- 189687, File Nos. 333- 193472 and 333- 203003) and the Registration Statement on Form S-3 (File No. 333-197414) of Aratana Therapeutics, Inc. of our report dated March 15, 2016 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
March 15, 2016